Exhibit 99

FOR IMMEDIATE RELEASE
Contacts:	Ewen R. Cameron, President & CEO telt@teltronics.com 941.753.5000	IDEAS THAT COMMUNICATE 941.753.5000 941.751.7724 (Fax) 2150 Whitfield Industrial Way Sarasota, FL 34243-4046

TELTRONICS, INC. WINS $58 MILLION DOLLAR MAINTENANCE CONTRACT

Teltronics' was awarded a 10 year, $58 million dollar maintenance contract for New York City Public School's telephone switches.

SARASOTA, FL., February 3, 2005 - Teltronics, Inc. (OTCBB: TELT) was awarded a 10-year contract extension, by the New York City Board of Education (NYBOE) for the maintenance of several hundred, 20-20™ telephone-switch systems throughout New York City's five boroughs.

Dominick Catinella, VP of technical services at Teltronics says, "The contract is an extension of a proud 15-year relationship that will continue through 2014." The contract is valued at $58 million dollars, with potential for additional revenue generation through billable services, and future system enhancements and upgrades.

Ewen Cameron proclaims, "This is a significant order for Teltronics as it shows the fundamental strength and confidence that our customers have in our Company and products." Cameron continues, "For over 15 years, the 20-20™ PBX systems have provided vital communication equipment and services to the NYBOE."

About Teltronics:
Teltronics, Inc. is a leading global provider of communications solutions and services that help businesses excel. The Company manufactures telephone switching systems and software for small-to-large size businesses, government, and 911 public safety communications centers. Teltronics offers a full suite of Contact Center solutions - software, services and support - to help their clients satisfy customer interactions. Teltronics also provides remote maintenance hardware and software solutions to help large organizations and regional telephone companies effectively monitor and maintain their voice and data networks. The Company serves as an electronic contract-manufacturing partner to customers in the U.S. and overseas. Further information regarding Teltronics can be found at their web site, www.teltronics.com.

A number of statements contained in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we "believe," "anticipate," "expect," or words of similar import. Similarly, statements that describe our future plans, objectives, strategies or goals are also forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that may materially adversely affect the anticipated results. Such risks and uncertainties include, but are not limited to, the timely development and market acceptance of products and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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